Exhibit 10.2
Certain identified information has been omitted from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. [***] indicates that information has been omitted.
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) dated as of March 29, 2024 (the “Effective Date”) is made and entered into by and between Ascend Wellness Holdings, Inc., a Delaware corporation with a principal place of business at 1411 Broadway, 16th Floor, New York, NY 10018 (the “Company”), and Abner Kurtin, an individual whose principal business address is in care of the Company at 1411 Broadway, 16th Floor, New York, NY 10018 (the “Executive”).
RECITALS
WHEREAS, the Company formerly employed Executive as Executive Chairman of the Company.
WHEREAS, for the purposes of terminating Executive’s former employment with the Company, the Company and Executive have entered into an Employee Separation and Release Agreement effective March 29, 2024 (“Separation Agreement”).
WHEREAS, the Company and Executive wish to enter into a new employment relationship with one another in connection with Executive’s new role with the Company as Executive Chairman.
WHEREAS, the parties desire to memorialize the terms of the Executive’s employment as Executive Chairman, on the terms and conditions hereinafter set forth.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions, and conditions set forth in this Agreement, the parties hereby agree:
1.Employment and Term. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers, and the Executive hereby accepts, employment as Executive Chairman of the Company, commencing March 30, 2024 (the “Commencement Date”). This Agreement shall continue in effect for twelve (12) months from the Commencement Date (the “Termination Date”) unless otherwise terminated in accordance with Section 2.
2.At Will and Termination. The Executive is an employee at will and nothing in this Agreement is intended to change that status in any way. As a result, the Executive and/or the Company can terminate the employment relationship at any time for any reason or for no reason.
3.Capacity and Performance.
a.During the term hereof, the Executive shall serve the Company as Executive Chairman reporting to the Company’s Board of Directors (the “Board”).
b.During the term hereof, the Executive shall be employed by the Company on a full-time and diligent basis and shall perform such duties and responsibilities on behalf of the Company as are customarily performed by an Executive Chairman of a company of comparable size and as may be reasonably designated from time to time by the Board.
c.During the term hereof, the Executive shall not, directly or indirectly, render any material services of a business, commercial or professional nature to any person or entity other than the Company (or any affiliate thereof), whether for compensation or otherwise, without the prior written consent of the Board, which shall not be unreasonably withheld. For the avoidance of doubt, notwithstanding the foregoing, the Executive may (i) engage in the activities set forth on

Exhibit A hereto so long as such activities do not (A) individually or in the aggregate, interfere with the performance of the Executive’s duties under this Agreement and (B) materially change in nature or scope of the Executive’s engagement after the Commencement Date, in which case the Executive shall not be permitted to continue such engagement without the prior written consent of the Board and (ii) engage in educational, charitable and civic activities and manage the Executive’s personal investments and affairs, in each case, so long as such activities (A) do not, individually or in the aggregate, interfere with the performance of the Executive’s duties under this Agreement and (B) are not contrary to the interests of the Company or any of its affiliates or competitive with the Company or any of its affiliates.
4.Compensation and Benefits. As compensation for all services performed by the Executive under this Agreement and during the term hereof and subject to performance of the Executive’s duties and obligations to the Company pursuant to this Agreement:
a.Base Salary. The Company shall pay the Executive a base salary at the rate of $200,000 per annum (the “Base Salary”). The Executive’s Base Salary shall be payable in accordance with the payroll practices of the Company for its executives and subject to increase from time to time by the Board, in its sole discretion.
b.RSU Grant. Subject to the approval of the Board, on or as soon as reasonably practicable after the Commencement Date, the Executive will be granted a Restricted Stock Unit (“RSU”) award equal to $150,000 pursuant to and as defined in the Ascend Wellness Holdings, Inc. 2021 Stock Incentive Plan (the “Plan”) and subject to the terms and conditions of the applicable award agreement (“RSU Grant). The RSU Grant shall vest in quarterly increments over one year from the Commencement Date for services in arrears.
c.Vacations. During the term hereof, the Executive shall be entitled to vacation, personal days, sick time and similar paid time off benefits in accordance with the applicable policies of the Company, as in effect from time to time.
d.Insurance Benefits. During the term hereof and subject to any contribution therefor generally required of employees of the Company, the Executive shall be eligible to participate in any medical, dental and disability insurance plans maintained by the Company from time to time (collectively, the “Insurance Benefits”). The Executive’s participation in such Insurance Benefits shall be subject to applicable law, the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding anything herein to the contrary, the Company may amend, modify or terminate any Insurance Benefits at any time in its discretion.
e.Business Expenses. During the term hereof, the Company shall promptly pay or reimburse the Executive for all reasonable, customary and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any reasonable maximum annual limit and other restrictions on such expenses set by the Board and otherwise in accordance with the Company’s then-prevailing policies and procedures for expense reimbursement (including such reasonable substantiation and documentation as may be specified by the Company from time to time).
5.Effect of Termination. The provisions of this Section 5 shall apply to a termination of the Executive’s employment with the Company hereunder, whether due to the expiration of the term hereof or otherwise.
a.Except as provided by the Separation Agreement, payment by the Company of any applicable final compensation of Executive’s Base Salary that may be due the Executive as of the date of termination, minus applicable withholdings and deductions as solely determined by the Company shall, and reimbursement of outstanding and unpaid business expenses (collectively, the “Final

Compensation”) shall constitute the entire obligation of the Company to the Executive, and the Executive shall not be entitled to additional payments or benefits under any other severance agreement or executive severance plan of the Company.
b.All benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive’s employment.
6.Restrictive Covenants. As an inducement and as essential consideration for the Company to enter into this Agreement, and in exchange for other good and valuable consideration, the Executive hereby agrees to the restrictive covenants contained in this Section 6 (the “Restrictive Covenants”). The Company and the Executive agree that the Restrictive Covenants are essential and narrowly tailored to preserve the goodwill of the business of the Company and its affiliates, to maintain the confidential and trade secret information of the Company and its affiliates, and to protect other legitimate business interests of the Company and its affiliates in light of their niche businesses and the executive position held by the Executive. The Company and the Executive further agree that the Company would not have entered into this Agreement without the Executive’s agreement to the Restrictive Covenants. For purposes of the Restrictive Covenants, each reference to “Company” and “affiliate” shall also refer to the predecessors and successors of the Company and any of its affiliates (as the case may be).
a.Customer Non-Solicitation. During the period commencing on the Commencement Date and ending on the date that is twelve (12) months after the Termination Date, regardless of the reason for the Executive’s termination of employment and regardless of who initiates such termination, the Executive shall not (except on the Company’s behalf during the term hereof), for purposes of providing products or services that are competitive with those provided by the Company or any of its affiliates, directly or indirectly, on the Executive’s own behalf or on behalf of any other person or entity, contact, solicit, divert, induce, call on, take away, or do business with (or attempt to do any of the foregoing) any customer or client of the Company or any of its affiliates (or any person or entity who, during the twelve (12) months prior to the Termination Date, was engaged in mutual contact, discussion or correspondence with the Company in respect of becoming a customer or client of the Company or any of its affiliates) with whom the Executive had contact within the twelve (12) months immediately prior to the Termination Date.
b.Service Provider Non-Solicitation. During the period commencing on the Commencement Date and ending on the date that is twelve (12) months after the Termination Date, regardless of the reason for the Executive’s termination of employment and regardless of who initiates such termination, the Executive shall not (except on the Company’s behalf during the term hereof), directly or indirectly, on the Executive’s own behalf or on behalf of any other person or entity, solicit for employment or engagement, employ or engage, or interfere with the employment or engagement of (or attempt to do any of the foregoing) any individual who (A) is employed by, or an independent contractor of, the Company or any of its affiliates at the time of such solicitation, interference or attempt thereof or (B) was employed by, or an independent contractor of, the Company or any of its affiliates within twelve (12) months prior to such solicitation, employment, engagement, interference or attempt thereof.
c.Non-Competition. During the period commencing on the Commencement Date and ending on the date that is six (6) months after the Termination Date, regardless of the reason for the Executive’s termination of employment and regardless of who initiates such termination (such period, the “Non-Competition Period”), the Executive shall not, anywhere in the United States or in any other country or jurisdiction in which the Company or any of its affiliates conducts or conducted business during the Non-Competition Period, either directly or indirectly, as a proprietor, partner, stockholder, director, executive, employee, consultant, joint venturer, member, investor, lender or otherwise, engage or assist others to engage in, or own, manage, operate or control, or participate in the ownership, management, operation or control of, or become employed or engaged by any person or entity that (i) is engaged in the business of the cultivation, manufacture and/or sale of cannabis or (ii) is, or has taken steps to become, competitive with the current business, activities, products or services of the type conducted, authorized, offered, or provided by the Company or any of its affiliates, or with respect to prospective business, activities, products or services which the Company or any of its affiliates (with the Executive’s knowledge or involvement) has spent significant time or resources analyzing for the purposes of assessing expansion opportunities by the Company or any of its affiliates during the twelve (12) month period immediately prior to the Termination Date, in each case except as otherwise approved by the Board at any time prior to the Termination Date (the “Competitive Business”).
d.Non-Disparagement. During the term hereof and at all times thereafter, (I) the Executive shall not, directly or through any other person or entity, make any public or private statements (whether orally, in writing, via electronic transmission, or otherwise) that disparage, denigrate or malign (i) the Company or any of its affiliates, (ii) any of the businesses, activities, operations, affairs, reputations or prospects of the Company or any of its affiliates, or (iii) any of the officers, employees, directors, managers, partners (general and limited), agents, members or shareholders of any of the persons or entities described in any of clauses (i) or (ii) and (II) none of the members of the Board shall, and the Company shall not instruct any of its employees or employees of any of its affiliates to, directly or through any other person or entity, make any public or private statements (whether orally, in writing, via electronic transmission, or otherwise) that disparage, denigrate or malign the Executive. For purposes of clarification, and not limitation, a statement shall be deemed to disparage, denigrate or malign a person or entity if such statement could be reasonably construed to adversely affect the opinion any other person or entity may have or form of such first person or entity. No obligation under this Section 6(d) shall be violated by truthful statements (x) made to any governmental authority, (y) which are in connection with legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or (z) made in performance reviews.
e.Confidentiality; Return of Property. During the term hereof and at all times thereafter, the Executive shall not, without the prior express written consent of the Company, directly or indirectly, use on the Executive’s behalf or on behalf of any other person or entity, or divulge, disclose or make available or accessible to any person or entity, any Confidential Information (as defined below), other than when required to do so in good faith to perform the Executive’s duties and responsibilities hereunder while employed by the Company, or when required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power. Nothing in this Section 6(e) or in this Agreement prohibits the Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation. Further, in accordance with the Defend Trade Secrets Act of 2016, (I) the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (II) if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose a trade secret to his attorney and use the trade secret information in the court proceeding, if the Executive files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order. In the event that the Executive becomes legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, criminal or civil investigative demand or similar process) to disclose any Confidential Information, then prior to such disclosure, the Executive will provide the Board with prompt written notice so that the Company may seek (with the Executive’s cooperation) a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, then the Executive will furnish only that portion of the Confidential Information which is legally required (as may be advised by Executive’s legal counsel), and will cooperate with the Company in the

Company’s efforts to obtain reliable assurance that confidential treatment will be accorded to the Confidential Information. In addition, the Executive shall not create any derivative work or other product based on or resulting from any Confidential Information (except in the good faith performance of the Executive’s duties under this Agreement while employed by the Company). The Executive shall also proffer to the Board’s designee, no later than the Termination Date (or upon the earlier request of the Company), and without retaining any copies, notes or excerpts thereof, all property of the Company and its affiliates in whatever form, including, without limitation, memoranda, computer disks or other media, computer programs, diaries, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of or containing Confidential Information, that are in the Executive’s actual or constructive possession or which are subject to the Executive’s control at such time. To the extent the Executive has retained any such property or Confidential Information on any electronic or computer equipment belonging to the Executive or under the Executive’s control, the Executive agrees to so advise Company and to follow Company’s instructions in permanently deleting all such property or Confidential Information and all copies. For purposes of this Agreement, “Confidential Information” shall mean all information of a sensitive, confidential or proprietary nature respecting the business and activities of the Company or any of its affiliates, including, without limitation, the terms and provisions of this Agreement (except for the terms and provisions of Section 6), and the clients, customers, suppliers, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, Inventions (as defined below), know-how, research, developments, processes, practices, approaches, projections, forecasts, formats, systems, data gathering methods and/or strategies of the Company or any of its affiliates. Confidential Information also includes all information received by the Company or any of its affiliates under an obligation of confidentiality to a third party of which the Executive has knowledge. Notwithstanding the foregoing, Confidential Information shall not include any information that is generally available, or is made generally available, to the public other than as a result of a direct or indirect unauthorized disclosure by the Executive or any other person or entity subject to a confidentiality obligation.
f.Ownership of Inventions. The Executive acknowledges and agrees that all Company Inventions (as defined below) (including all intellectual property rights arising therein or thereto, all rights of priority relating to patents, and all claims for past, present and future infringement, misappropriation relating thereto), and all Confidential Information, hereby are and shall be the sole and exclusive property of the Company (collectively, the “Company IP”). For consideration acknowledged and received, the Executive hereby irrevocably assigns, conveys and sets over to the Company all of the Executive’s right, title and interest in and to all Company IP. The Executive acknowledges and agrees that the compensation received by the Executive for employment or services provided to the Company is adequate consideration for the foregoing assignment. The Executive further agrees to disclose in writing to the Board any Company Inventions promptly following their conception or reduction to practice. Such disclosure shall be sufficiently complete in technical detail and appropriately illustrated by sketch or diagram to convey to one skilled in the art of which the Company Invention pertains, a clear understanding of the nature, purpose, operations, and other characteristics of the Company Invention. The Executive agrees to execute and deliver such deeds of assignment or other documents of conveyance and transfer as the Company may request to confirm in the Company or its designee the ownership of the Company Inventions, without compensation beyond that provided in this Agreement. The Executive further agrees, upon the request of the Company and at its expense, that the Executive will execute any other instrument and document necessary or desirable in applying for and obtaining patents in the United States and in any foreign country with respect to any Company Invention. The Executive further agrees, whether or not the Executive is then an employee or other service provider of the Company or any of its affiliates, upon request of the Company, to provide reasonable assistance with respect to the perfection, recordation or other documentation of the assignment of Company IP hereunder, and the enforcement of the Company’s rights in any Company IP, and to cooperate to the extent and in the manner reasonably requested by the Company in any litigation or other claim or proceeding (including, without limitation, the prosecution or defense of any claim involving a patent) involving any Company IP covered by this Agreement, without further compensation, but all reasonable out-of-pocket expenses incurred by the Executive in satisfying the requirements of this Section 6(f) shall be paid by the Company or its designee. The Executive shall not, on or after the Commencement Date, directly or indirectly challenge the validity or enforceability of the Company’s ownership of, or rights with respect to, any Company IP, including, without limitation, any patent issued on, or patent application filed in respect of, any Company Invention. For purposes of this Agreement, “Company Invention” shall mean any Invention that is made, conceived, invented, authored, or first actually reduced to practice, by the Executive (alone or jointly with others) (i) in the course of, in connection with, or as a result of the Executive’s employment or other service with the Company or any of its affiliates (whether before, on, or after the Commencement Date, but not before the commencement of Executive’s employment with the Company or its predecessor), (ii) at the direction or request of the Company or any of its affiliates (whether before, on, or after the Commencement Date), or (iii) through the use of, or that is related to, facilities, equipment, Confidential Information, other Company Inventions, intellectual property or other resources of the Company or any of its affiliates, whether or not during the Executive’s work hours (and whether before, on, or after the Commencement Date, but not before the commencement of Executive’s employment with the Company or its predecessor). For purposes of this Agreement, “Invention” shall mean any invention, formula, therapy, diagnostic technique, discovery, improvement, idea, technique, design, method, art, process, methodology, algorithm, machine, development, product, service, technology, strategy, software, work of authorship or other Works (as defined below), trade secret, innovation, trademark, data, database, or the like, whether or not patentable, together with all intellectual property rights therein.
g.Works for Hire. The Executive also acknowledges and agrees that all works of authorship, in any format or medium, and whether published or unpublished, created wholly or in part by the Executive, whether alone or jointly with others, (i) in the course of, in connection with, or as a result of the Executive’s employment or other service with the Company or any of its affiliates (whether before, on, or after the Commencement Date), (ii) at the direction or request of the Company or any of its affiliates (whether before, on, or after the Commencement Date), or (iii) through the use of, or that is related to, facilities, equipment, Confidential Information, other Company Inventions, intellectual property or other resources of the Company or any of its affiliates, whether or not during the Executive’s work hours (and whether before, on, or after the Effective Date) (“Works”), are works made for hire as defined under United States copyright law, and that the Works (and all copyrights arising in the Works) are owned exclusively by the Company and all rights therein will automatically vest in the Company without the need for any further action by any party. To the extent any such Works are not deemed to be works made for hire, for consideration acknowledged and received, the Executive hereby waives any “moral rights” in such Works and the Executive hereby irrevocably assigns, transfers, conveys and sets over to the Company or its designee, without compensation beyond that provided in this Agreement, all right, title and interest in and to such Works, including without limitation all rights of copyright arising therein or thereto, and further agrees to execute such assignments or other deeds of conveyance and transfer as the Company may request to vest in the Company or its designee all right, title and interest in and to such Works, including all rights of copyright arising in or related to the Works.
h.Cooperation. During and after the term hereof, the Executive agrees to cooperate with the Company and its affiliates in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third-party concerning issues about which the Executive has knowledge or that may relate to the Executive or the Executive’s employment or service with the Company or any of its affiliates (or the termination thereof). The Executive’s obligation to cooperate hereunder includes, without limitation, being available to the Company and its affiliates upon reasonable notice for interviews and factual investigations, appearing in any forum at the Company’s or any of its affiliates’ reasonable request to give testimony (without requiring service of a subpoena or other legal process), volunteering to the Company and its affiliates pertinent information, and turning over to the Company and its affiliates all relevant documents which are or may come into the Executive’s possession. The Company shall promptly reimburse the Executive for the reasonable pre-approved out-of-pocket expenses incurred by the Executive in connection with such cooperation. For the avoidance of doubt, the immediately preceding sentence shall not require the Company to reimburse the Executive for any attorneys’ fees or related costs the Executive may incur absent advance written approval by the Company, which shall not be unreasonably withheld.
i.Notification Requirement. Until the expiration of the period or periods for Restrictive Covenants (as applicable), the Executive shall, upon a reasonable request by the Company, give notice to the Company of any new business activity in which he is engaged. Such notice shall state the name and address of the individual, corporation, limited liability company, association, partnership, estate, trust and other entity or organization, other than the Company or any of its affiliates (any such individual or entity being hereinafter referred to as a “Person”) for whom such activity is undertaken and the nature of the Executive’s business relationship(s) and position(s) with such Person. The Executive shall provide the Company with such other pertinent information concerning such business activity as the Company may reasonably request in order to determine the Executive’s continued compliance with the Restrictive Covenants.
j.Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the Restrictive Covenants. The Executive agrees that the Restrictive Covenants are necessary for the reasonable and proper protection of the Company and its affiliates and that each and every one of the Restrictive Covenants is reasonable in respect to subject matter, length of time and geographic area, and otherwise. The Executive agrees that the Company and its affiliates, in addition to any other legal or equitable remedies available to them, shall be entitled to seek preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of the Restrictive Covenants, without having to post bond, and to seek specific performance of each of the terms thereof. The Restrictive Covenants are intended for the benefit of the Company and each of its affiliates. Each affiliate of the Company is an intended third-party beneficiary of the Restrictive Covenants, and each affiliate of the Company, as well as any successor or assign of the Company or such affiliate, may enforce the Restrictive Covenants. The parties further agree that, in the event that any provision of the Restrictive Covenants shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities or otherwise, such provision shall be deemed to be modified by the court to permit its enforcement to the maximum extent permitted by law.
k.Notification of New Employer. In the event that the Executive is employed or otherwise engaged by any other person or entity following the Termination Date, the Executive agrees to notify, and consents to the notification by Company and its affiliates of, such person or entity of the Restrictive Covenants.

7.Excise Tax.
a.Notwithstanding anything to the contrary contained in this Agreement or otherwise, to the extent that any payment, distribution or acceleration of vesting to or for the benefit of Executive by the Company (within the meaning of Section 280G of the Code and the regulations thereunder), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), is or will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (but not below zero) to the Safe Harbor Amount (as defined below) if and to the extent that a reduction in the Total Payments would result in Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income and employment taxes and the Excise Tax), than if Executive received the entire amount of such Total Payments in accordance with their existing terms (taking into account federal, state, and local income and employment taxes and the Excise Tax). For purposes of this Agreement, the term “Safe Harbor Amount” means the largest portion of the Total Payments that would result in no portion of the Total Payments being subject to the Excise Tax. To effectuate the foregoing, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating the portion of the Total Payments which are payable in cash and then by reducing or eliminating non-cash payments, in each case, starting with the payments to be made farthest in time from the Determination (as defined below).
b.The determination of whether the Total Payments shall be reduced as provided in Section 8(a) and the amount of such reduction shall be made at the Company’s expense by an accounting firm selected by Company from among the 10 largest accounting firms in the United States or by qualified independent tax counsel (the “Determining Party”); provided, that Executive shall be given advance notice of the Determining Party selected by the Company, and shall have the opportunity to reject the selection, within two business days of being notified of the selection, on the basis of that Determining Party’s having a conflict of interest or other reasonable basis, in which case the Company shall select an alternative firm among the 10 largest accounting firms in the United States or alternative independent qualified tax counsel, which shall become the Determining Party. Such Determining Party shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and Executive, within 10 business days of the termination of Executive’s employment or at such other time mutually agreed by the Company and Executive. If the Determining Party determines that no Excise Tax is payable by Executive with respect to the Total Payments, it shall furnish Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to any such payments and, absent manifest error, such Determination shall be binding, final and conclusive upon the Company and Executive. If the Determining Party determines that an Excise Tax would be payable, the Company shall have the right to accept the Determination as to the extent of the reduction, if any, pursuant to Section 8(a), or to have such Determination reviewed by another accounting firm selected by the Company, at the Company’s expense. If the two accounting firms do not agree, a third accounting firm shall be jointly chosen by Executive and the Company, in which case the determination of such third accounting firm shall be binding, final and conclusive upon the Company and Executive.
c.If, notwithstanding any reduction described in this Section 8, the Internal Revenue Service (“IRS”) determines that Executive is liable for the Excise Tax as a result of the receipt of any of the Total Payments or otherwise, then Executive shall be obligated to pay back to the Company, within 30 calendar days after a final IRS determination or in the event that Executive challenges the final IRS determination, a final judicial determination, a portion of the Total Payments equal to the “Repayment Amount”. The “Repayment Amount” with respect to the payment of benefits shall be the smallest such amount, if any, as shall be required to be paid to the Company so that Executive’s net after- tax proceeds with respect to the Total Payments (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on the Total Payments) shall be maximized. The Repayment Amount shall be zero if a Repayment Amount of more than zero would not result in Executive’s net after-tax proceeds with respect to the Total Payments being maximized. If the Excise Tax is not eliminated pursuant to this Section 8, Executive shall pay the Excise Tax.

d.Notwithstanding any other provision of this Section 7, if (i) there is a reduction in the Total Payments as described in this Section 7, (ii) the IRS later determines that Executive is liable for the Excise Tax, the payment of which would result in the maximization of Executive’s net after-tax proceeds (calculated as if Executive’s benefits had not previously been reduced), and (iii) Executive pays the Excise Tax, then the Company shall pay to Executive those payments or benefits which were reduced pursuant to this Section 8 as soon as administratively possible after Executive pays the Excise Tax (but not later than March 15 following the calendar year of the IRS determination) so that Executive’s net after-tax proceeds with respect to the Total Payments are maximized.
e.If, following a reduction of the Total Payments pursuant to Section 7(a), the Determining Party or a court of competent jurisdiction determines that the Total Payments were reduced to a greater extent than required under Section 7, then the Company shall as soon as administratively possible (but not later than by March 15 following the calendar year of such determination) pay the amount of such excess reduction to or for the benefit of Executive, together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code), from the date the amount would have otherwise been paid to Executive until the payment date.
f.To the extent requested by Executive, the Company shall cooperate with Executive in good faith in valuing, and the Determining Party shall take into account the value of, services provided or to be provided by Executive (including, without limitation, Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A- 44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A- 5(a) of the final regulations under Section 280G of the Code.
8.Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder, any and all of which are superseded by this Agreement. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.
9.Indemnification. The Company shall indemnify the Executive to the maximum extent permitted by the General Corporation Law of the State of Delaware. At the request of the Executive, and subject to the approval of the Board, the Company shall enter into an indemnification agreement with the Executive on terms at least as favorable in each respect to the Executive as the terms of any other indemnification agreement between the Company and any other director or officer of the Company. The Executive agrees to promptly notify the Company of any actual or threatened claim arising out of or as a result of his employment or other service with the Company or any of its affiliates (or the termination thereof).
10.Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.
11.Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, any person or entity, transfer a substantial majority of its properties or assets to any person or entity, or engage in a similar transaction with any person or entity. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, and their respective successors, executors, administrators, heirs and permitted assigns.

12.Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
13.Amendment and Waiver. This Agreement may be amended or modified only by a written instrument signed by the Executive and the Company. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.
14.Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed:
a.if to the Executive, at his last known address on the books of the Company, with a copy to [***]; and
b.if to the Company, at its principal place of business, attention, Secretary, with a copy to legal@awholdings.com; or
c.to such other address as either party may specify by notice to the other actually received.
15.Entire Agreement. Except for the Separation Agreement, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment and the subject matter hereof.
16.Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.
17.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement, by electronic mail in portable document format (.pdf) or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, has the same effect as delivery of an executed original of this Agreement.
18.Governing Law; Venue; WAIVER OF JURY TRIAL. This Agreement, the rights of the parties and all claims, actions, causes of action, suits, litigation, controversies, hearings, charges, complaints or proceedings arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. Both the Executive and the Company agree to appear before and submit exclusively to the jurisdiction of the United States District Court for the Southern District of New York with respect to any controversy, dispute, or claim arising out of or relating to this Agreement or the Executive’s employment or service with the Company or any of its affiliates (or the termination thereof), or if such controversy, dispute or claim may not be brought in federal court, to the state courts located in New York, New York and, in each case, the applicable courts of appeals of such court. Both the Executive and the Company also agree to waive, to the fullest possible extent, the defense of an inconvenient forum or lack of jurisdiction. The Executive further consents to service of process in the State of New York. THE COMPANY AND THE EXECUTIVE HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING

OUT OF THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT OR SERVICE WITH THE COMPANY OR ANY OF ITS AFFILIATES (OR THE TERMINATION THEREOF), OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT OF THIS AGREEMENT (WHETHER ARISING IN CONTRACT, EQUITY, TORT OR OTHERWISE).
19.Code Section 409A Compliance. This Agreement is intended to comply with Code Section 409A (to the extent applicable) and the parties hereto agree to interpret this Agreement in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by the Company. To the maximum extent possible, any severance owed under this Agreement shall be construed to fit within the “short-term deferral rule” under Code Section 409A and/or the “two times two year” involuntary separation pay exception under Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Code Section 409A and the regulations issued thereunder, and a payment or benefit provided for in this Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after the Executive’s “separation from service” (within the meaning of Code Section 409A), then such payment or benefit required under this Agreement (i) shall not be paid (or commence) during the six-month period immediately following the Executive’s separation from service and (ii) shall instead be paid to the Executive in a lump-sum cash payment on the earlier of (A) the first regular payroll date of the seventh month following the Executive’s separation from service or (B) the 10th business day following the Executive’s death (but not earlier than such payment would have been made absent such death). If the Executive’s termination of employment hereunder does not constitute a “separation from service” within the meaning of Code Section 409A, then any amounts payable hereunder on account of a termination of the Executive’s employment and which are subject to Code Section 409A shall not be paid until the Executive has experienced a “separation from service” within the meaning of Code Section 409A. In addition, no reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits to be provided, in a subsequent calendar year. Any reimbursement to which the Executive is entitled hereunder shall be made no later than the last day of the calendar year following the calendar year in which such expenses were incurred. Notwithstanding anything herein to the contrary, neither the Company nor any of its affiliates shall have any liability to the Executive or to any other person or entity if this Agreement is, or if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Code Section 409A are, not so exempt or compliant. Each payment payable hereunder shall be treated as a separate payment in a series of payments within the meaning of, and for purposes of, Code Section 409A.

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IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE		ASCEND WELLNESS HOLDINGS, INC.

By:	/s/ Abner Kurtin	By:	/s/ John Hartmann
Name:	Abner Kurtin	Name:	John Hartmann
		Title:	Chief Executive Officer

Exhibit A
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